Exhibit 10.5

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

by and between

ORIX USA, LP

a Delaware limited partnership

and

HOULIHAN LOKEY, INC.
a Delaware corporation

Dated as of [ • ], 2015

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [ • ], 2015, is entered into by and between ORIX USA, LP, a Delaware limited partnership (“ORIX”), and Houlihan Lokey, Inc., a Delaware corporation (“HL”).  ORIX and HL are referred herein as the “Parties” and, each, a “Party”.

RECITALS

WHEREAS, Houlihan, Lokey, Howard & Zukin, Inc., a California corporation and a predecessor of HL and ORIX previously entered into that certain Support Services Agreement, dated as of January 1, 2006 (as amended from time to time, the “Existing Services Agreement”);

WHEREAS, HL desires to engage ORIX, and ORIX desires to provide to HL, certain services in connection with the operation of HL’s business following the initial public offering (the “IPO”) of the common stock of HL, under the terms and conditions and in exchange for the consideration set forth herein; and

WHEREAS, in connection with the IPO, the Existing Services Agreement will be terminated and will be replaced by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.
PROVISION OF SERVICES

1.1                            Services.  Subject to Article VI hereof, ORIX shall cause to be provided, through itself, its affiliates, Permitted Subcontractors (as defined below), and their respective employees, agents and contractors, to HL and its subsidiaries the services listed and described on Annex A attached hereto (collectively, the “Services”).  ORIX shall not be obligated to provide any services not set forth on Annex A.  ORIX shall use commercially reasonable efforts to perform each of its duties hereunder in a competent and timely fashion.  In the event that ORIX has engaged third parties to perform one or more Services under the supervision of ORIX for HL, ORIX shall use its commercially reasonable efforts to cause such third parties to deliver such Service in a competent and timely fashion.  Any one or more of the Services may be terminated or modified at any time upon mutual agreement of HL and ORIX, in which case the Parties may amend Annex A by mutual agreement as appropriate to reflect the termination or modification of the Services.

1.2                            Additional Services.  In the event that, during the term of this Agreement, HL requests ORIX to provide any service not contemplated by Section 1.1 hereof, if ORIX agrees to provide such additional service, ORIX shall be entitled to additional compensation for such services as may be mutually agreed to in writing by ORIX and HL; provided, that, if the Parties fail to reach an agreement on the amount of such additional compensation, the relevant terms of Annex B will apply.  The Parties shall amend Annex A as appropriate to reflect any additional Services.

1.3                            Permitted Subcontractors.  ORIX reserves the right to subcontract any Services to a third party (a “Permitted Subcontractor”), as follows:

(a)                               ORIX may subcontract to Sunera LLC (“Sunera”) any Services under the headings “Sarbanes-Oxley Compliance” and “Internal Audit” on Annex A hereto to the extent such Services relate to HL’s information technology without prior approval by, but with prior notice to, HL;

(b)                              ORIX may subcontract to Sunera any other Services as ORIX deems reasonably necessary to ensure timely completion of such other Services, without prior approval by, but with prior notice to, HL; and

(c)                               ORIX may subcontract Services to any other Permitted Subcontractor that ORIX reasonably believes is capable of performing the Services in accordance with this Agreement with HL’s prior written consent, which consent shall not be unreasonably withheld.  In the event that ORIX has subcontracted Services to any such Permitted Subcontractor, ORIX shall use commercially reasonable efforts to select such Permitted Subcontractors and cause such Permitted Subcontractor to deliver such Services in a competent and timely fashion.

(d)                             Notwithstanding anything to the contrary in this Agreement, ORIX shall retain responsibility for the provision to HL of any Services performed by ORIX’s affiliates, Permitted Subcontractors and their respective employees, agents and contractors, and shall remain liable for any acts or omissions of such persons or entities in their performance hereunder.

1.4                            Access; Cooperation.  HL shall provide and shall cause its affiliates and service providers (as applicable) (the “Providing Parties”) to provide ORIX, any of its affiliates or any Permitted Subcontractor providing Services under this Agreement (the “Accessing Party”) with commercially reasonable and (as necessary) supervised access to information, personnel, equipment, facilities, software, databases, office and storage space and systems of the Providing Parties during their regular business hours and without interrupting the operations of the Providing Parties, solely to the extent (i) reasonably necessary for the performance of the relevant Services or (ii) reasonably necessary to access historical information by virtue of HL’s prior affiliation with ORIX or in connection with services previously provided by ORIX, its affiliates and permitted subcontractors to HL and its affiliates pursuant to the Existing Services Agreement.  The Accessing Party shall give a Providing Party reasonable prior notice of the need for such access and shall comply with any written instructions or written policies provided by the Providing Party in connection with the use of or access to any of the Providing Party’s information, personnel, equipment, facilities, software, databases, office and storage space or systems.  Without limiting the foregoing, each Party shall cooperate with the other in all commercially reasonable respects in order to accomplish the objectives of this Agreement. Such access shall include using commercially reasonable efforts to provide ORIX appropriate information as reasonably necessary in connection with any audits of ORIX consolidated group returns (which requirement shall extend beyond the termination of this Agreement for relevant statute periods).

1.5                            Standard of Performance.  The Services to be provided hereunder shall be performed in a competent and timely fashion with the same general degree of care, at the same general level, and at the same general degree of accuracy and responsiveness, as when performed within ORIX’s organization.  It is understood and agreed that ORIX is not a professional provider of the types of services included in the Services and that ORIX personnel performing such Services have other responsibilities, and will not be dedicated full-time to performance of the Services.  In providing, or causing to be provided, the Services, ORIX shall not be obligated to (a) maintain the employment of any specific employee, agent or contractor or hire additional employees, agents or contractors, (b) purchase, lease, or license any additional equipment (including, without limitation, computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools, and other tangible personal property) that it would not acquire in the ordinary course of its business, (c) make modifications to its existing systems, or (d) subject to the provisions of Section 6.3, pay any costs related to the transfer or conversion of data of HL.  It is not the intent of ORIX to render, nor of HL to receive from ORIX, professional advice or opinions, whether with regard to risk management, regulatory compliance, internal audit, legal, finance, information systems, or other business and financial matters, or technical advice, whether with regard to information systems or other matters; HL shall not rely on, or construe, any Service rendered by or on behalf of ORIX as such professional advice or opinions or technical advice; and HL shall seek all third party professional advice and opinions or technical advice as it may desire or need, and in any event HL shall be responsible for and assume all risks associated with the Services (except those arising from a material breach of this Agreement by ORIX).

ARTICLE II.
PAYMENT FOR SERVICES

2.1                            Service Fee. Commencing on the closing date of the IPO (the “Closing Date”), the Services shall be provided by ORIX to HL in exchange for the service fee set forth on Annex B (the “Service Fee”).  This Article II shall survive any termination of this Agreement with respect to Services performed by ORIX under this Agreement for which ORIX has not yet been paid.

2.2                            Pass-Through Expenses. For the avoidance of doubt, the term “Service Fee” shall not include any out-of-pocket expenses incurred by ORIX and bona fide pass-through payments by ORIX to third parties on behalf of HL, in each case related to (i) the provision of any Services for the benefit of HL under this Agreement (including but not limited to telecommunication expenses and travel-related expenses in accordance with ORIX’s then-applicable business travel policies) and (ii) expenses under pre-existing software contracts in place by virtue of HL’s prior affiliation with ORIX or in connection with services previously provided by ORIX to the extent such contracts expire after the Closing Date, provided that such expenses under this clause (ii) shall not exceed a total aggregate amount of $10,000, and such expenses under clauses (i) and (ii) shall not exceed an aggregate amount of $25,000 without the prior written consent of HL (collectively expenses under clauses (i) and (ii), the “Pass-Through Expenses”). HL shall reimburse ORIX in full for all such Pass-Through Expenses reasonably incurred promptly upon receipt of ORIX’s invoice therefor.

ARTICLE III.
LIMITATION ON LIABILITY; INDEMNITY

Except in the case of gross negligence, bad faith or willful misconduct, ORIX’s maximum liability to, and the sole remedy of, HL for ORIX’s failure to provide the Services is a refund of the price paid for the particular service or, at the option of HL, a redelivery (or delivery) of the service.  In no event shall ORIX be liable to HL or any other party for any consequential, incidental, special or punitive damages or lost profits or diminution in value damages, suffered by HL or such other party arising out of this Agreement or the Services, whether resulting from actual or alleged negligence of ORIX or otherwise.  HL shall indemnify and hold harmless ORIX, its affiliates and its employees, directors, agents and contractors against any liability, expense, claim or loss (including attorneys’ fees), other than any taxes imposed or based on the Service Fee (payment of which shall be governed exclusively by Annex B), arising out of this Agreement or the Services, except to the extent such liability, expense, claim or loss arose out of a breach of this Agreement by, or the gross negligence, bad faith or willful misconduct of, ORIX.

ARTICLE IV.
FORCE MAJEURE

ORIX shall not be responsible for the failure or delay in the delivery of any Service, nor shall HL be responsible for the failure or delay in receiving such Service, if such failure or delay is caused by an act of God or public enemy, war, government acts, regulations or orders, fire, flood, embargo, quarantine, epidemic, labor stoppages or other disruptions, accident, unusually severe weather or other cause similar or dissimilar, beyond ORIX’s reasonable control.

ARTICLE V.
PROPRIETARY INFORMATION AND RIGHTS

5.1                            Proprietary Information and Rights.  Each Party acknowledges that the other possesses, and will continue to possess, information that has been created, discovered or developed by them and/or in which property rights have been assigned or otherwise conveyed to them, which information has commercial value and is not in the public domain (the “Proprietary Information”).  The Proprietary Information of each Party will be and remain the sole property of such Party and its assigns.  Each Party shall use the same degree of care that it normally uses to protect its own Proprietary Information to prevent the disclosure to third parties of information that has been identified as proprietary by written notice to such Party from the other Party.  Neither Party shall make any use of the information of the other which has been identified as proprietary except as contemplated or required by the terms of this Agreement or pursuant to Section 5.2 of this Agreement.  Notwithstanding the foregoing, this Article V shall not apply to any information that a Party can demonstrate:  (a) was, at the time of disclosure to it, in the public domain through no fault of such Party; (b) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (c) was independently developed by the receiving Party.

5.2                            Compelled Disclosure.  Notwithstanding the foregoing, in the event that any Party is required by rule, law, statute or regulation, court order or stock exchange to disclose any Proprietary Information, such Party shall (a) to the extent permitted, notify the other Party in writing as soon as reasonably practicable, but in no event less than ten (10) calendar days prior to any such disclosure; (b) reasonably cooperate with the other Party to preserve the confidentiality of such Proprietary Information consistent with applicable rule, law, statute or regulation and (c) use its reasonable best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such rule, law, statute or regulation or court order.

ARTICLE VI.
TERM; TERMINATION

6.1                            Term; Termination.  The term of this Agreement shall commence on the Closing Date and continue until the six-month anniversary of the Closing Date; provided, however, that the term of this Agreement shall automatically extend for successive three-month terms unless HL notifies ORIX at least thirty (30) calendar days prior to the end of the initial six-month period or any successive three-month period that it is electing to terminate the Agreement at the end of such period.  Notwithstanding the foregoing:

(a)                               ORIX may elect to terminate this Agreement as of any date following the initial six-month period upon ninety (90) days’ notice to HL; or

(b)                              Each of ORIX and HL may elect to terminate this Agreement in the event of a breach or failure to perform any material term, covenant, condition or agreement on the part of the other Party to be observed or performed pursuant to the terms of this Agreement after due notice to such Party, subject to the following cure period.  Written notice of default shall be sent to the defaulting Party and the defaulting Party shall have thirty (30) days (except in the case of payment defaults which shall have a 10-day cure period) following receipt of such notice to remedy the default.  If the breach is not cured to the satisfaction of the non-defaulting Party within such cure period, the non-defaulting Party may terminate this Agreement immediately by giving further notice to such effect to the defaulting Party.

6.2                            Effect of Termination.  Upon any termination of this Agreement, the obligations of the Parties hereunder shall also terminate, except (a) HL shall continue to be obligated to ORIX for any payments for any unpaid fees or expenses incurred prior to any such termination; (b) HL’s obligations under Article III hereof shall survive any such termination; and (c) the provisions of this Article V, Article VI, Article VII, Article VIII, Article IX and Article X shall survive any such termination.  All accrued and unpaid charges for Services shall be payable upon termination of this Agreement with respect to such Services in accordance with the terms of this Agreement.  Notwithstanding the foregoing, but subject to Article III, in the event of the termination of this Agreement, no Party shall be relieved of any liability for any gross negligence bad faith or willful misconduct, or a material breach of this Agreement by, such Party.

6.3                            Post-termination Cooperation.  Following any termination of this Agreement, each Party shall cooperate in good faith with the other to transfer and/or retain all records and take all other actions necessary to provide ORIX and HL and their respective successors and assigns with sufficient information in the form requested by ORIX or HL, or their respective successors and assigns, as the case may be, to make alternative service arrangements substantially consistent with those contemplated by this Agreement.

ARTICLE VII.
NO IMPLIED ASSIGNMENTS OR LICENSES

Nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in any trademark, copyright, patent right or other intellectual or industrial property right.

ARTICLE VIII.
ASSIGNMENT AND DELEGATION

Subject to Section 1.1 hereof, this Agreement shall not be assigned and is not assignable by any Party without the prior written consent of the other Party hereto; provided, however, that ORIX may assign its rights and obligations under this Agreement (including the right to receive any payment hereunder) to any of its subsidiaries or affiliates with the prior consent of HL, not to be unreasonably withheld.  Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective permitted successors and assigns.

ARTICLE IX.
NOTICES

All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method (including e-mail); the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent:

To ORIX:

ORIX USA Corporation
1717 Main Street, Suite 900
Dallas, Texas  75201
Attn:                                      Paul Wilson, Chief Financial Officer

Ron Barger, General Counsel

Facsimile:        (469) 385-1534

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York  10004
Attn:                                      David Harms (harmsd@sullcrom.com)

Glen Schleyer (schleyerg@sullcrom.com)

Facsimile:        (212) 558-3588

To HL:

Houlihan Lokey, Inc.
10250 Constellation Blvd., 5th Floor
Los Angeles, CA  90067
Attn:                                      Lindsey Alley, Chief Financial Officer

Christopher Crain, General Counsel

Facsimile:        (310) 553-2173

with a copy to:

Latham & Watkins LLP
355 S. Grand Avenue
Los Angeles, California  90071
Attn:                                      Jeffrey Kateman

David Zaheer

Facsimile:        (213) 891-8763

ARTICLE X.
MISCELLANEOUS

10.1                    Entire Agreement:  Amendments.  This Agreement and its Annexes contain all of the terms and conditions agreed upon by the Parties hereto in connection with the subject matter hereof.  This Agreement and its Annexes may not be amended, modified or changed except as specifically set forth herein or by written instrument signed by all of the Parties hereto.

10.2                    Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York (without giving effect to its choice of law principles).

10.3                    Attorneys’ Fees.  If any legal action is brought concerning any matter relating to this Agreement, or by reason of any breach of any covenant, condition or agreement referred to herein, the prevailing Party shall be entitled to have and recover from the other Party to the action all costs and expenses of suit, including attorneys’ fees.

10.4                    Arbitration.

(a)                               It is understood and agreed between the Parties hereto that any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including but not limited to tort and contract claims, and claims upon any law, statute, order, or regulation) (collectively, “Claims”), arising out of, in connection with, or in relation to (i) the interpretation, performance or breach of this Agreement or (ii) the arbitrability of any Claims under this Agreement, shall be resolved in accordance with a two-step dispute resolution process involving, first, negotiations between the executives referenced in Section 10.4(b), followed, if necessary, by final and binding arbitration before a retired judge from the JAMS/Endispute panel.  Such dispute resolution process shall be confidential and the arbitration portion shall be conducted in accordance with the Federal Rules of Evidence.

(b)                              The Parties agree that any Claim solely for monetary damages should initially regarded as a business problem to be resolved promptly through business-oriented negotiations before resorting to arbitration pursuant to Section 10.4(c).  The Parties therefore agree to attempt in good faith to resolve any Claim solely for monetary damages promptly by negotiation between the individuals then serving as the Chief Executive Officer or Chief Financial Officer of HL (on behalf of HL) and the Chief Executive Officer or Chief Financial Officer of ORIX (on behalf of ORIX).  Such negotiations shall commence upon the mailing of a notice (the “Dispute Notice”) (i) from the Chief Executive Officer or Chief Financial Officer of HL to the Chief Executive Officer or Chief Financial Officer of ORIX or (ii) from the Chief Executive Officer or Chief Financial Officer of ORIX to the Chief Executive Officer or Chief Financial Officer of HL.  Each such representative (each a “Senior Executive”) shall have authority to settle the Claim.  If the Claim has not been resolved by the Senior Executives within twenty (20) calendar days of the date of the Dispute Notice, unless the Parties agree in writing to a longer period, the Claim shall be settled pursuant to binding arbitration pursuant to Section 10.4(c).  All negotiations pursuant to this Section 10.4(b) shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and shall not be used for, or admitted in, any arbitration or court proceedings under this Agreement.

(c)                               Should any Claims remain after the completion of the 20-day negotiation process described in Section 10.4(b), the Parties agree to submit all remaining Claims to final and binding arbitration administered by the New York, New York offices of JAMS/Endispute in accordance with the then-existing JAMS/Endispute Arbitration Rules, except to the extent such rules conflict with the procedures set forth in this Section 10.4(c), in which case these procedures shall govern.  The Parties shall select a mutually acceptable neutral arbitrator from the panel of arbitrators serving with any of JAMS/Endispute’s offices, but in the event the Parties cannot agree on an arbitrator, the administrator of JAMS/Endispute shall appoint an arbitrator from such panel (the arbitrator so selected or appointed, the “Arbitrator”).  The Parties expressly agree that the Arbitrator may provide all appropriate remedies (at law and equity) or judgments that could be awarded by a court of law in New York, and that, upon good cause shown, the Arbitrator shall afford the parties adequate discovery, including deposition discovery.  Neither a Party nor the Arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all Parties.  Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all Claims pursuant to this Section 10.4(c).  The Arbitrator shall be bound by and shall strictly enforce the terms of this Section 10.4(c) and may not limit, expand or otherwise modify its terms.  The Arbitrator shall make a good faith effort to apply the substantive law (and the law of remedies, if applicable) of the state of New York, federal law, or both, as applicable, without reference to its conflicts of laws provisions.  The Arbitrator is without jurisdiction to apply any different substantive law.  The Arbitrator shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the Arbitrator shall have the discretion to determine whether any such claim of privilege or work product doctrine applies.  The Arbitrator shall render an award and a written, reasoned opinion in support thereof.  The Arbitrator shall have power and authority to award any appropriate remedy (in law or equity) or judgment that could be awarded by a court of law in New York, which may include reasonable attorneys’ fees to the prevailing Party.  The award rendered by arbitration shall be final and binding upon the Parties; and judgment upon the award may be entered in any court having jurisdiction thereof.

(d)                             Adherence to this dispute resolution process shall not limit the Parties’ right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests.  Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Claims arising out of or relating to this Agreement.

(e)                               Subject to the Arbitrator’s award, each Party shall bear its own fees and expenses with respect to this dispute resolution process and any Claim related thereto and the Parties shall share equally the fees and expenses of the JAMS/Endispute and the Arbitrator.

10.5                    Construction and Interpretation.  This Agreement shall not be construed for or against either Party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective Parties.  This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either Party.  The natural persons executing this Agreement on behalf of each Party have the full right, power and authority to do and affirm the foregoing warranty on behalf of each Party and on their own behalf.  The captions on sections are provided for purposes of convenience and are not intended to limit, define the scope of or aid in interpretation of any of the provisions hereof.  All pronouns and singular or plural references as used herein shall be deemed to have interchangeably (where the sense of the sentence requires) a masculine, feminine or neuter, and/or singular or plural meaning, as the case may be.

10.6                    Severability.  If any term, provision or condition of this Agreement is determined by a court or other judicial or administrative tribunal to be illegal, void or otherwise ineffective or not in accordance with public policy, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be construed in such manner so as to preserve the validity hereof and the substance of the transactions herein contemplated to the extent possible.

10.7                    Independent Contractors.  The relationship of ORIX and HL established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (a) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; (b) prevent ORIX from entering into any other business; or (c) allow ORIX to create or assume obligations on behalf of or in the name of HL, except as provided herein.

10.8                    No Third Party Beneficiaries.  No persons (including, without limitation, any Permitted Subcontractors), other than the Parties hereto, are beneficiaries of this Agreement and no such persons will be entitled to enforce any provision hereof.

10.9                    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

10.10   Termination of the Existing Services Agreement.  The Existing Services Agreement is hereby terminated and of no further force and effect, except that any obligations under the Existing Services Agreement arising out of or relating to the period prior to the date hereof shall survive until fully performed.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Transition Services Agreement as of the date first set forth above.

ORIX USA, LP

By:
Name:
Title:

HOULIHAN LOKEY, INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

ANNEX A

SERVICES TO BE PROVIDED

Sarbanes-Oxley (“SOX”) Compliance:  Assist HL in:

•                                         Performing the scoping and documentation of SOX controls.

•                                         Performing the testing of financial reporting controls in three phases:  interim, update/remediation, and year-end/quarterly controls.

•                                         Preparing reports of results for management and the audit committee.

Internal Audit:  Assist HL in:

•                                         Performing risk assessment of business and IT to identify risks and develop an audit plan.

•                                         Performing business and IT audits using the COSO risk-based methodology focusing on financial reporting, operations, and compliance risks.

•                                         Leveraging the testing performed in SOX to prevent duplication of efforts.

•                                         Preparing reports of audit results for management and the audit committee.

•                                         Performing follow-up audits of issues noted to ensure completion of management action plans.

Tax:  Assist HL in:

•                                         Performing compliance with tax preparation, provision and compliance with tax audits.

•                                         Analysis of tax related structural matters.

KPMG Assistance:  In connection with financial statement audits and reviews by HL’s independent accounting firm, assist in the following areas:

•                                         Testing of revenue recognition, including accounts receivable/work-in-progress.

•                                         Quarterly review and recalculation of the HL incentive calculation.

•                                         Semi-annual journal entry analysis/testing.

Services Arising out of the Termination of the Existing Services Agreement:  Assist HL with:

•                                         Services previously provided by ORIX, its affiliates and permitted subcontractors to HL and its affiliates pursuant to the Existing Services Agreement, including those services listed in Annex A thereto under the rubrics “Executive,” “Finance and Accounting,” “External Audit and Institutional,” to the extent not yet fully performed as of the date hereof and arising out of or relating to the period prior to the date hereof.

•                                         Queries relating to or arising out of the cessation of services previously provided by ORIX, its affiliates and permitted subcontractors to HL and its affiliates pursuant to the Existing Services Agreement.

•                                         Any other services or queries that may arise in connection with the termination of the Existing Services Agreement.

ANNEX B

PAYMENT FOR SERVICES

The Service Fee shall be equal to $125 multiplied by the number of hours spent by ORIX employees, agents and contractors (including Permitted Subcontractor personnel), in providing the Services, reduced by any amount paid by HL directly to a Permitted Subcontractor with ORIX’s prior consent.

Promptly following the end of each fiscal quarter of HL during which this Agreement is in effect, ORIX shall deliver to HL an invoice summarizing the calculation of the Service Fee payable for such quarter (or portion thereof for which this Agreement is in effect).  Within ten (10) business days following receipt of such invoice, HL shall submit the specified Service Fee to ORIX by wire transfer in immediately available funds to an account specified by ORIX, or otherwise as ORIX may from time to time provide.

Notwithstanding the foregoing, to the extent that the Service Fee paid by HL (including any amount paid by HL directly to Sunera or any Permitted Subcontractor for its Services performed as Permitted Subcontractor pursuant to Section 1.3 hereof) for the first 12 months following the Closing Date is less than $200,000, then HL shall make an additional payment promptly following the end of such 12-month to cause the Service Fee for such 12-month period to equal $200,000.

HL shall be entitled to withhold such portion of each payment as is required to be withheld by applicable law and any taxing authority of competent jurisdiction, but shall not be entitled to withhold payments due to ORIX on grounds of alleged nonperformance by ORIX of any of its obligations under this Agreement, or to set-off any other amount owed to HL by ORIX or any affiliate. So long as ORIX cooperates with HL to the extent reasonable to obtain reduction of or relief from such withholding, HL shall be required to gross up any payments on which withholding is made to ensure that the net amount ORIX receives in cash is equal to the required amounts as detailed herein; provided, however, that if ORIX assigns its rights to receive payments hereunder to any other person or entity, HL shall not be required to pay any amounts pursuant to this sentence that are in excess of amounts HL would otherwise have been required to pay had ORIX not so assigned its rights.